Exhibit 99.1

Reed’s Announces Appointment of Interim Chief Financial Officer Joann Tinnelly

Norwalk, CT, (March 31, 2023) — Reed’s, Inc. (OTCQX: REED) (“Reed’s” or the “Company”), owner of the nation’s leading portfolio of handcrafted, natural ginger beverages, today announced that Joann Tinnelly, current Vice President and Corporate Controller of Reed’s, was appointed by the Board of Directors to the position of Interim Chief Financial Officer, effective March 31, 2023.

On March 7, 2023, Reed’s announced the resignation of Tom Spisak from the role of Chief Financial Officer, effective March 30, 2023. Mr. Spisak’s resignation was not due to any disagreement with the Company on any matter, including matters related to the Company’s operations, policies, practices, financial reporting or controls.

Ms. Tinnelly is a Certified Public Accountant. She previously assumed the position of Interim Chief Financial Officer at the end of 2019 and is well positioned to again assume the role until a permanent replacement is appointed. Ms. Tinnelly has more than 30 years of finance and accounting experience in global public and private equity company environments.

“Joann’s extensive tenure at Reed’s, alongside her three decades of financial and accounting experience, uniquely positions her to step in as our Interim Chief Financial Officer,” said Norman E. Snyder, CEO of Reed’s. “I have full confidence in Joann’s strength and capability to effectively lead our finance team during this transition.”

About Reed’s, Inc.

Reed’s is an innovative company and category leader that provides the world with high quality, premium and naturally bold™ better-for-you beverages. Established in 1989, Reed’s is a leader in craft beverages under the Reed’s®, Virgil’s® and Flying Cauldron® brand names. The Company’s beverages are now sold in over 45,000 stores nationwide.

Reed’s is known as America’s #1 name in natural, ginger-based beverages. Crafted using real ginger and premium ingredients, Reed’s portfolio includes ginger beers, ginger ales, ready-to-drink ginger mules and hard ginger ales. The brand has recently successfully expanded into the zero-sugar segment with its proprietary, natural sweetener system.

Virgil’s® is an award-winning line of craft sodas, made with the finest natural ingredients and without GMOs or artificial preservatives. The brand offers an array of great tasting, bold flavored sodas including Root Beer, Vanilla Cream, Black Cherry, Orange Cream, and more. These flavors are also available in nine zero sugar varieties which are naturally sweetened and certified ketogenic.

Flying Cauldron® is a non-alcoholic butterscotch beer prized for its creamy vanilla and butterscotch flavors. Sought after by beverage aficionados, Flying Cauldron is made with natural ingredients and no artificial flavors, sweeteners, preservatives, gluten, caffeine, or GMOs.

For more information, visit drinkreeds.com, virgils.com and flyingcauldron.com.

Investor Relations Contact

Sean Mansouri, CFA

Elevate IR

ir@reedsinc.com

(720) 330-2829